ALLSTATE LIFE INSURANCE COMPANY

Supplement dated November 17, 2016, to the
Prospectus dated April 29, 2016 for
The Allstate Advisor Variable Annuities
(Advisor, Advisor Plus, Advisor Preferred)

This supplement amends certain disclosure contained in the prospectus for your Variable Annuity contract issued by Allstate Life Insurance Company.

The following replaces the “Portfolio Annual Expenses” in the “Expense Table” section of your prospectus.

PORTFOLIO ANNUAL EXPENSES – Minimum and Maximum

The next table shows the minimum and maximum total operating expenses charged by the Portfolios that you may pay periodically during the time that you own the Contract. Advisers and/or other service providers of certain Portfolios may have agreed to waive their fees and/or reimburse Portfolio expenses in order to keep the Portfolios’ expenses below specified limits. The range of expenses shown in this table does not show the effect of any such fee waiver or expense reimbursement. More detail concerning each Portfolio’s fees and expenses appears in the prospectus for each Portfolio.

PORTFOLIO ANNUAL EXPENSES

	Minimum	Maximum
Total Annual Portfolio Operating Expenses(1) (expenses that are deducted from Portfolio assets, which may include management fees, distribution and/or services (12b-1) fees, and other expenses)	0.35%	2.42%

(1)	Expenses are shown as a percentage of Portfolio average daily net assets (before any waiver or reimbursement) as of December 31, 2015 (except as otherwise noted).

Example 1

This Example is intended to help you compare the cost of investing in the Contracts with the cost of investing in other variable annuity contracts. These costs include Contract owner transaction expenses, Contract fees, Variable Account annual expenses, and Portfolio fees and expenses.

The example shows the dollar amount of expenses that you would bear directly or indirectly if you:

•	invested $10,000 in the Contract for the time periods indicated;

•	earned a 5% annual return on your investment;

•	surrendered your Contract, or you began receiving income payments for a specified period of less than 120 months, at the end of each time period;

•	elected the MAV Death Benefit Option and the Enhanced Beneficiary Protection (Annual Increase) Option;

•	elected the Earnings Protection Death Benefit Option (assuming issue age 71-79);

•	elected the Spousal Protection Benefit (Co-Annuitant) Option; and

•	elected the SureIncome Plus Withdrawal Benefit Option.
The example does not include any taxes or tax penalties you may be required to pay if you surrender your Contract.

The first line of the example assumes that the maximum fees and expenses of any of the Portfolios are charged. The second line of the example assumes that the minimum fees and expenses of any of the Portfolios are charged. Your actual expenses may be higher or lower than those shown below.

	Allstate Advisor				Allstate Advisor Plus				Allstate Advisor Preferred (with 5 Year Withdrawal Charge Option)
	1 Year	3 Years	5 Years	10 Years	1 Year	3 Years	5 Years	10 Years	1 Year	3 Years	5 Years	10 Years
Costs Based on Maximum Annual Portfolio Expenses	$ 1,238	$2,421	$3,495	$6,161	$1,394	$2,713	$3,831	$6,366	$1,266	$2,416	$3,534	$6,366
Costs Based on Minimum Annual Portfolio Expenses	$ 1,039	$ 1,848	$ 2,582	$4,547	$1,196	$2,146	$2,934	$4,805	$1,068	$1,849	$2,636	$4,805

	Allstate Advisor Preferred (with 3-Year Withdrawal Charge Option)				Allstate Advisor Preferred (with No Withdrawal Charge Option)
	1 Year	3 Years	5 Years	10 Years	1 Year	3 Years	5 Years	10 Years
Costs Based on Maximum Annual Portfolio Expenses	$1,276	$ 2,442	$ 3,320	$ 6,432	$ 690	$2,043	$3,360	$6,498
Costs Based on Minimum Annual Portfolio Expenses	$1,078	$1,877	$2,427	$4,889	$ 492	$1,480	$2,473	$4,972

Example 2

This Example uses the same assumptions as Example 1 above, except that it assumes you decided not to surrender your Contract, or you began receiving income payments for a specified period of at least 120 months, at the end of each time period.

	Allstate Advisor				Allstate Advisor Plus				Allstate Advisor Preferred (with 5 Year Withdrawal Charge Option)
	1 Year	3 Years	5 Years	10 Years	1 Year	3 Years	5 Years	10 Years	1 Year	3 Years	5 Years	10 Years
Costs Based on Maximum Annual Portfolio Expenses	$ 643	$ 1,911	$ 3,155	$6,161	$671	$1,991	$ 3,279	$6,366	$671	$1,991	$3,279	$6,366
Costs Based on Minimum Annual Portfolio Expenses	$ 444	$ 1,338	$ 2,242	$4,547	$473	$1,424	$ 2,381	$4,805	$473	$1,424	$2,381	$4,805

	Allstate Advisor Preferred (with 3-Year Withdrawal Charge Option)				Allstate Advisor Preferred (with No Withdrawal Charge Option)
	1 Year	3 Years	5 Years	10 Years	1 Year	3 Years	5 Years	10 Years
Costs Based on Maximum Annual Portfolio Expenses	$681	$2,017	$3,320	$ 6,432	$ 690	$2,043	$3,360	$ 6,498
Costs Based on Minimum Annual Portfolio Expenses	$483	$1,452	$2,427	$4,889	$492	$1,480	$2,473	$4,972

Please remember that you are looking at examples and not a representation of past or future expenses. Your rate of return may be higher or lower than 5%, which is not guaranteed. The examples do not assume that any Portfolio expense waivers or reimbursement arrangements are in effect for the periods presented. The examples reflect the Free Withdrawal Amounts, if applicable, and the deduction of the annual contract maintenance charge of $30 each year. The above examples assume you have selected the MAV Death Benefit Option and the Enhanced Beneficiary Protection (Annual Increase) Option, the Earnings Protection Death Benefit Option (assuming the oldest Contract Owner or Annuitant is age 71 or older, and all are age 79 or younger on the Rider Application Date), and the Spousal Protection Benefit (Co-Annuitant) Option and the SureIncome Plus Withdrawal Benefit Option. Examples for the Allstate Advisor Preferred Contracts assume the election of the 5-year Withdrawal Charge Option. If any or all of these features were not elected, the expense figures shown above would be slightly lower.

If you have any questions, please contact your financial professional or our Variable Annuities Service Center at (800) 457-7617.  Our representatives are available to assist you Monday through Friday between 7:30 a.m. and 5:00 p.m. Central time.

Please keep this supplement together with your prospectus for future reference.  No other action is required of you.

ASADVISORSUP1

ALLSTATE LIFE INSURANCE COMPANY

Supplement dated November 17, 2016, to the
Prospectus dated April 29, 2016 for
The Allstate Variable Annuities
(Allstate Variable Annuity, Allstate Variable Annuity – L-Share)

This supplement amends certain disclosure contained in the prospectus for your Variable Annuity contract issued by Allstate Life Insurance Company.

The following replaces Example 1 and Example 2 in the “Expense Table” section of your prospectus.

Example 1

This Example is intended to help you compare the cost of investing in the Contracts with the cost of investing in other variable annuity contracts. These costs include Contract owner transaction expenses, Contract fees, Variable Account annual expenses (with a 0.19% annual administrative charge), and Portfolio fees and expenses.

The example shows the dollar amount of expenses that you would bear directly or indirectly if you:

•	invested $10,000 in the Contract for the time periods indicated;

•	earned a 5% annual return on your investment;

•	surrendered your Contract, or you began receiving income payments for a specified period of less than 120 months, at the end of each time period;

•	elected the MAV Death Benefit Option and the Enhanced Beneficiary Protection (Annual Increase) Option;

•	elected the Earnings Protection Death Benefit Option (assuming issue age 71-79);

•	elected the Spousal Protection Benefit (Co-Annuitant) Option; and

•	elected the SureIncome Plus Withdrawal Benefit Option.

The example does not include any taxes or tax penalties you may be required to pay if you surrender your Contract.

The first line of the example assumes that the maximum fees and expenses of any of the Portfolios are charged. The second line of the example assumes that the minimum fees and expenses of any of the Portfolios are charged. Your actual expenses may be higher or lower than those shown below.

	Allstate Variable Annuity				Allstate Variable Annuity – L Share
	1 Year	3 Years	5 Years	10 Years	1 Year	3 Years	5 Years	10 Years
Costs Based on Maximum Annual Portfolio Expenses	$1,238	$2,421	$3,495	$6,161	$1,276	$2,442	$3,320	$6,432
Costs Based on Minimum Annual Portfolio Expenses	$1,053	$1,891	$2,652	$4,677	$1,092	$1,919	$2,495	$5,013
Example 2

This Example uses the same assumptions as Example 1 above, except that it assumes you decided not to surrender your Contract, or you began receiving income payments for a specified period of at least 120 months, at the end of each time period.

	Allstate Variable Annuity				Allstate Variable Annuity – L Share
	1 Year	3 Years	5 Years	10 Years	1 Year	3 Years	5 Years	10 Years
Costs Based on Maximum Annual Portfolio Expenses	$ 643	$1,911	$3,155	$6,161	$681	$2,017	$3,320	$6,432
Costs Based on Minimum Annual Portfolio Expenses	$ 458	$1,381	$2,312	$4,677	$497	$1,494	$2,495	$5,013

Please remember that you are looking at examples and not a representation of past or future expenses. Your rate of return may be higher or lower than 5%, which is not guaranteed. The examples do not assume that any Portfolio expense waivers or reimbursement arrangements are in effect for the periods presented. The examples reflect the Free Withdrawal Amounts, if applicable, and the deduction of the annual contract maintenance charge of $30 each year. The above examples assume you have selected the MAV Death Benefit Option and the Enhanced Beneficiary Protection (Annual Increase) Option, the Earnings Protection Death Benefit Option (assuming the oldest Contract Owner or Annuitant is age 71 or older, and all are age 79 or younger on the Rider Application Date), the Spousal Protection Benefit (Co-Annuitant) Option and the SureIncome Plus Withdrawal Benefit Option. If any or all of these features were not elected, the expense figures shown above would be slightly lower.

If you have any questions, please contact your financial professional or our Variable Annuities Service Center at (800) 457-7617.  Our representatives are available to assist you Monday through Friday between 7:30 a.m. and 5:00 p.m. Central time.

Please keep this supplement together with your prospectus for future reference.  No other action is required of you.

ASADVISORLSUP1